EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Ivan Donaldson	Daniel Francisco
	Micron Investor Relations	Micron Media Relations
	idonaldson@micron.com	dfrancisco@micron.com
	1+ (208) 368-4093	1+ (208) 368-5584

MICRON TECHNOLOGY PROVIDES
UPDATE ON INOTERA ACQUISITION

BOISE, Idaho, June 8, 2016 - Micron Technology, Inc. (NASDAQ: MU) today announced an update regarding its effort to acquire the remaining interest in Inotera.

While the acquisition was initially expected to close in mid-July 2016, the parties have concluded that closing the transaction on this timeframe is not possible. Micron expects to provide an update toward the latter part of calendar 2016.

As previously announced, a subsidiary of Micron agreed to acquire 100% of the issued and outstanding shares of Inotera pursuant to a Share Swap Agreement dated February 3, 2016.  Micron subsidiaries currently hold approximately 33% of the issued and outstanding Inotera shares.

About Micron
Micron Technology, Inc., is a global leader in advanced semiconductor systems. Micron’s broad portfolio of high-performance memory technologies-including DRAM, NAND and NOR Flash-is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron’s memory solutions enable the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.
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Micron and the Micron orbit logo are trademarks of Micron Technology, Inc. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements regarding future events that involve risks and uncertainties, including statements related to the closing date of the Inotera acquisition. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the ability to consummate the transaction; the risk that regulatory approvals required for the transaction are not obtained or are obtained subject to conditions that are not anticipated; the risk that the financing required to fund the transaction is not obtained; the risk that the other conditions to the closing of the transaction are not satisfied; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; uncertainties as to the timing of the transaction; competitive responses to the proposed transaction; uncertainty of the expected financial performance of the combined operations following completion of the proposed transaction; the ability to successfully integrate Inotera’s operations and employees; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from the transaction; as well as other risks and uncertainties identified in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date of this report and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.